Exhibit 10.17

Resolution approved on November 10, 2009 by the Motorola Compensation and Leadership Committee

WHEREAS, Motorola sponsors and maintains the Motorola Omnibus Incentive Plan of 2006, as amended through November 10, 2009 (the “2006 Omnibus Plan”);

WHEREAS, the 2006 Omnibus Plan is administered by the Compensation and Leadership Committee (the “Committee”);

WHEREAS, by Unanimous Written Consent dated December 15, 2008, the Committee authorized, empowered and directed the proper officers of Motorola, to take any actions, they deem necessary, desirable or appropriate to amend, modify or adjust, effective December 31, 2008, any compensation or benefit plan, agreement or arrangement, including those of or affecting any officer subject to Section 16 of the Securities Exchange Act of 1934 or a member of Motorola’s Senior Leadership Team, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable law, provided such amendments, modifications or adjustments do not have the effect of increasing the compensation or benefits of plan participants or affected individuals;

WHEREAS, pursuant to the aforementioned delegation of authority, by resolution dated December 30, 2008, the Corporate Vice President, Rewards, HRIT, Staffing and M&A, Motorola amended each Restricted Stock Unit Award Agreement under the 2006 Omnibus Plan that was outstanding as of such date (“Outstanding Restricted Stock Unit Award Agreements”);

WHEREAS, the Committee now deems it advisable to ratify the above action and to further amend the Outstanding Restricted Stock Unit Award Agreements to the extent that such awards remain outstanding as of the date of this resolution;

NOW THEREFORE, BE IT RESOLVED, that the amendment, as set forth below, of each Restricted Stock Unit Award Agreement under the Motorola Omnibus Incentive Plan of 2006 (“2006 Omnibus Plan”) that was outstanding as of December 30, 2008 (“Outstanding Restricted Stock Unit Award Agreement”) is hereby ratified:

“Notwithstanding any provision in this Award to the contrary, if the Grantee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola from time to time) on the date of the Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that the Grantee is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six-month period immediately following the date of the Grantee’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of the Grantee’s termination of employment, and (ii) the Grantee’s death.  Notwithstanding any provision in this Award that requires the Company to pay or deliver payments with respect to Units upon vesting (or no later than March 15th of the year following the year in which the applicable Units vest), if the event that causes the applicable Units to vest is not a permissible payment event as defined in Section 409A(a)(2) of the Code (or if the event is a permissible payment event but requires the Grantee to provide continued services for a certain period of time following such permissible payment event), then the payment with respect to such Units will instead be paid or delivered on the earlier of (i) the specified date of payment or delivery originally provided for such Units, or (ii) the date of the Grantee’s termination of employment (subject to any delay required by the first sentence of this paragraph).  For purposes of determining the time of payment or delivery of any payment the Grantee is entitled to receive upon termination of employment, the determination of whether the Grantee has experienced a termination of employment will be determined by Motorola in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.”

FURTHER RESOLVED, each Outstanding Restricted Stock Unit Award Agreement that remains outstanding as of the date of this resolution shall be amended to include immediately following the December 30, 2008 inserted language the sentence set forth below:

“Unless the Grantee has made a valid election to defer payment, payment or delivery with respect to any Units will be made on the applicable payment date.”